                                                               Exhibit 99.A.5(b)

VARIABLE ESTATE DESIGN                                RELIASTAR LIFE OF NEW YORK
A Survivorship Flexible Premium Variable           1000 Woodbury Road, Suite 102
Universal Life Insurance Policy                               Woodbury, NY 11797
________________________________________________________________________________

                              POLICY ILLUSTRATION
                                Variable Account

The purpose of this illustration is to show how the performance of the underlying sub-accounts could affect the policy cash value and death benefit assuming the current policy costs continue. This illustration is hypothetical and may not be used to project or predict investment results.

Premiums are paid at the beginning of the year. The cash value and death benefit are shown as of the end of each policy year.

Prepared for:

  Male 55 No Tobacco
2nd Client
  Female 55 No Tobacco                             Death Benefit Guarantee (DBG)
Initial Total Face Amount: $1,000,000                         to end of year: 27
Initial Death Benefit Option: A (Level)           Initial Minimum Annual Premium
Annual Premium: $11,700.00                                   for DGB: $11,654.42

                               ------------------------------CURRENT POLICY COSTS-------------------------
                                  0.00% Gross Hypothetical Return       12.00% Gross Hypothetical Return
                               (-1.69% Net Yrs 1-10, -1.04% Yrs 11+) (10.31% Net Yrs 1-10, 10.96% Yrs 11+)
                               ---------------------------------------------------------------------------
          End                    Accum-        Cash                     Accum-        Cash
 End     of Yr    Premium       ulation      Surrender     Death       ulation      Surrender      Death
of Yr     Age     Outlay         Value        Value       Benefit       Value         Value       Benefit
-----    -----    -------       -------      ---------    -------      -------      ---------     -------
 1         56     11,700          9,377           877     1,000,000      10,592        2,092      1,000,000
 2         57     11,700         18,749        10,249     1,000,000      22,449       13,949      1,000,000
 3         58     11,700         28,111        19,611     1,000,000      35,718       27,218      1,000,000
 4         59     11,700         37,455        28,955     1,000,000      50,562       42,062      1,000,000
 5         60     11,700         46,772        38,272     1,000,000      67,158       58,658      1,000,000
                 -------
                  58,500

 6         61     11,700         56,052        48,402     1,000,000      85,708       78,058      1,000,000
 7         62     11,700         65,278        58,478     1,000,000     106,429       99,629      1,000,000
 8         63     11,700         74,432        68,482     1,000,000     129,568      123,618      1,000,000
 9         64     11,700         83,497        78,397     1,000,000     155,399      150,299      1,000,000
10         65     11,700         92,444        88,194     1,000,000     184,222      179,972      1,000,000
                 -------
                 117,000

11         66     11,700        101,512        98,112     1,000,000     216,681      213,281      1,000,000
12         67     11,700        110,369       107,819     1,000,000     252,862      250,312      1,000,000
13         68     11,700        118,974       117,274     1,000,000     293,195      291,495      1,000,000
14         69     11,700        127,240       126,390     1,000,000     338,132      337,282      1,000,000
15         70     11,700        135,111       135,111     1,000,000     388,225      388,225      1,000,000
                 -------
                 175,500

20         75     11,700        163,277       163,277     1,000,000     740,364      740,364      1,000,000

25         80     11,700        154,130       154,130     1,000,000   1,375,578    1,375,578      1,444,357

30         85     11,700         28,086        28,086     1,000,000   2,480,324    2,480,324      2,604,341

35         90     11,700              0             0             0   4,364,830    4,364,830      4,583,072

40         90     11,700              0             0             0   7,632,388    7,632,388      7,708,713

45         90     11,700              0             0             0  13,530,400   13,530,400     13,530,400


* Year 31, Month 8
  Based on current costs and 0% hypothetical rate of return illustrated, the policy would lapse and cannot be illustrated.
  Additional premiums would be required to continue the coverage.

________________________________________________________________________________
              This illustration is not complete without all pages.

$1,000,000 Var Estate Design for                    Presented by: John R. Pemble
Version M3 2.2.0                                             03/13/2000 03:15 PM
State of Issue: New York                                             Page 1 of 6

VARIABLE ESTATE DESIGN                                RELIASTAR LIFE OF NEW YORK
A Survivorship Flexible Premium Variable           1000 Woodbury Road, Suite 102
Universal Life Insurance Policy                               Woodbury, NY 11797
________________________________________________________________________________

                              POLICY ILLUSTRATION
                                Variable Account

The purpose of this illustration is to show how the performance of the underlying sub-accounts could affect the policy cash value and death benefit assuming the maximum policy costs were charged. This illustration is hypothetical and may not be used to project or predict investment results.

Premiums are paid at the beginning of the year. The cash value and death benefit are shown as of the end of each policy year.

Prepared for:
  Male 55 No Tobacco

2nd Client
  Female 55 No Tobacco


Initial Total Face Amount: $1,000,000                Death Benefit Guarantee (DBG) to end of year: 27
Initial Death Benefit Option: A (Level)            Initial Minimum Annual Premium for DBG: $11,654.42
Annual Premium: $11,700.00



                                -----------------------MAXIMUM GUARANTEED POLICY COSTS----------------------
                                   0.00% Gross Hypothetical Return         12.00% Gross Hypothetical Return
                                (-1.99% Net Yrs 1-10, -1.34% Yrs 11+)   (10.01% Net Yrs 1-10, 10.66% Yrs 11+)
                                ----------------------------------------------------------------------------
          End                    Accum-        Cash                          Accum-     Cash
 End     of Yr    Premium       ulation      Surrender        Death         ulation   Surrender        Death
of Yr     Age     Outlay         Value        Value          Benefit         Value      Value         Benefit
-----    -----    -------       -------      ---------     ---------        -------   ---------     ---------
 1        56       11,700         9,297            797     1,000,000        10,507        2,007     1,000,000
 2        57       11,700        18,476          9,976     1,000,000        22,149       13,649     1,000,000
 3        58       11,700        27,513         19,013     1,000,000        35,038       26,538     1,000,000
 4        59       11,700        36,381         27,881     1,000,000        49,298       40,798     1,000,000
 5        60       11,700        45,047         36,547     1,000,000        65,062       56,562     1,000,000
                   ------
                   58,500

 6        61       11,700        53,471         45,821     1,000,000        82,471       74,821     1,000,000
 7        62       11,700        61,600         54,800     1,000,000       101,679       94,879     1,000,000
 8        63       11,700        69,363         63,413     1,000,000       122,839      116,889     1,000,000
 9        64       11,700        76,671         71,571     1,000,000       146,113      141,013     1,000,000
10        65       11,700        83,424         79,174     1,000,000       171,683      167,433     1,000,000
                  -------
                  117,000

11        66       11,700        89,804         86,404     1,000,000       200,080      196,680     1,000,000
12        67       11,700        95,400         92,850     1,000,000       231,258      228,708     1,000,000
13        68       11,700       100,093         98,393     1,000,000       265,512      263,812     1,000,000
14        69       11,700       103,729        102,879     1,000,000       303,171      302,321     1,000,000
15        70       11,700       106,122        106,122     1,000,000       344,616      344,616     1,000,000
                  -------
                  175,500

20        75       11,700        87,165         87,165     1,000,000       626,619      626,619     1,000,000

25        80       11,700             0              0     1,000,000     1,145,145    1,145,145     1,202,402

30        85       11,700             0              0             0     2,058,928    2,058,928     2,161,875

35        90       11,700             0              0             0     3,574,535    3,574,535     3,753,262

40        90       11,700             0              0             0     6,168,597    6,168,597     6,230,283

45        90       11,700             0              0             0    10,950,494   10,950,494    10,950,495


* Year 28, Month 1
Based on the maximum guaranteed costs and a 0% hypothetical rate of return illustrated, the policy would lapse and cannot be illustrated. Additional premiums would be required to continue the coverage.
________________________________________________________________________________
              This illustration is not complete without all pages.

$1,000,000 Var Estate Design for                    Presented by: John R. Pemble
Version M3 2.2.0                                             03/13/2000 03:15 PM
State of Issue: New York                                             Page 2 of 6

VARIABLE ESTATE DESIGN                                RELIASTAR LIFE OF NEW YORK
A Survivorship Flexible Premium Variable           1000 Woodbury Road, Suite 102
Universal Life Insurance Policy                               Woodbury, NY 11797
--------------------------------------------------------------------------------

                  VALUABLE INFORMATION ABOUT YOUR ILLUSTRATION

This is an illustration, not a contract, and must be preceded or accompanied by a current Prospectus.

This illustration does not recognize that, because of inflation, a dollar in the future has less value than a dollar today.

The values illustrated comply with the Internal Revenue Code definition of life insurance.

GROSS HYPOTHETICAL RETURNS. The gross hypothetical returns shown are illustrative only and should not be deemed a representation of past or future rates of return. No representation may be made by your agent or ReliaStar Life Insurance Company of New York that these hypothetical rates of return can be achieved or sustained over any period of time. The death benefits and cash surrender values for a policy may be different from those shown, even if the actual rates of return averaged the hypothetical rate of return illustrated over a period of years but fluctuated above or below that average at any time during the period.

NET ANNUAL RETURN. The net rate illustrated reflects a reduction from the gross rate to cover ReliaStar's mortality and expense risk charge and portfolio operating expenses. For current costs, the mortality and expense risk charge on an annual basis is equal to 0.90% of the Variable Account assets for years one through ten, and 0.25% thereafter. For maximum guaranteed costs, the mortality and risk charge on an annual basis is equal to 1.20%. An average portfolio operating expense of 0.79% is deducted from the gross return. The actual portfolio expense deducted would vary based on the premium allocation specified.

SUB-ACCOUNT ALLOCATION. This illustration assumes that the net premiums (after expense deductions) have been allocated to the Variable Account. Variable Estate Design offers the policy owner the opportunity to select those sub-accounts that most clearly reflect their own tolerance for risk. Sub-accounts and their allocations are selected initially and can be changed or transferred between the sub-accounts of the policy without creating a taxable event. Transfers between sub-accounts can be made up to 12 times per year without charge. We reserve the right to charge up to $25.00 per transfer.

FIXED ACCOUNT. A portion of premiums and accumulation values may also be allocated to the Fixed Account. The Fixed Account is an interest paying account that offers a guarantee of both principal and interest at a minimum annual rate of 4% on amounts credited to the account. ReliaStar has complete ownership and control of all of the assets of the Fixed Account. For current interest crediting rates on the Fixed Account, ask your Registered Representative.

MINIMUM MONTHLY PREMIUM. A minimum monthly premium of $971.20 is required to issue the policy and is guaranteed to maintain the base policy death benefit guarantee. This minimum premium will change if increases or decreases are made in any of the policy benefits.

DEATH BENEFIT GUARANTEE. A death benefit guarantee is in effect for 27 policy years provided minimum premiums (net of policy loans and withdrawals) are paid. The death benefit guarantee prevents the policy from lapsing during this period even if the cash surrender value is not sufficient to cover the monthly deduction due. The death benefit guarantee allows for financial security regardless of sub-account performance. Please see the Prospectus for a full explanation of this provision.




--------------------------------------------------------------------------------
              This illustration is not complete without all pages.
$100,000 Var Estate Design for                      Presented by: John R. Pemble
Version M3 2.2.0                                             03/13/2000 03:15 PM
State of Issue: New York                                             Page 3 of 6

VARIABLE ESTATE DESIGN                                RELIASTAR LIFE OF NEW YORK
A Survivorship Flexible Premium Variable           1000 Woodbury Road, Suite 102
Universal Life Insurance Policy                               Woodbury, NY 11797
--------------------------------------------------------------------------------

DEDUCTIONS AND CHARGES. A premium expense charge is deducted from each premium paid. The accumulation value of the policy is subject to several charges: a monthly administration charge, a monthly amount charge for the base policy and any riders (for 20 policy years after issue or any increase), a mortality and expense risk charge, and the cost of insurance for the base policy and any riders. Surrender charges are applicable for the first 15 years and the first 15 years following any requested increase in the face amount.

POLICY SPLIT OPTION RIDER. Allows the policyowner to split the policy into two individual cash value life insurance policies in the event of a divorce of the insureds, dissolution of a business partnership of the insureds, or if there is a change in the federal estate tax laws that would eliminate the unlimited marital deduction or reduce by at least 50% the estate taxes payable at death. Evidence of insurability on each insured may be required to exercise this option. There is no cost for this rider.

TAXATION. Tax laws are complex and change frequently. Changes in premium payments from those illustrated or other changes made to the illustrated policy after issue may result in classification as a Modified Endowment Contract (MEC). Distributions from a Modified Endowment Contract, including loans, are taxable as income in the year received to the extent that the accumulation value of the policy prior to the distribution exceeds the total premiums paid. In addition, distributions may be subject to an additional 10% income tax penalty if taken before age 59-1/2. For complete information on how distributions from this policy may affect your personal tax situation, always consult your professional tax advisor.

ISSUER. Variable Estate Design is a product of ReliaStar Life Insurance Company of New York located at 1000 Woodbury Road, Suite 102, Woodbury, NY 11797. The general distributor is Washington Square Securities, Inc., an affiliated company, member NASD/SIPC, located at 20 Washington Avenue South, Minneapolis, MN 55401 (612-372-5507). Form #85-438.

PREMIUM LIMITED SUMMARY.

          Minimum First Year Annual Premium:           $ 11,654.42
          Initial Guideline Level Premium:             $ 21,101.35
          Initial Guideline Single Premium:            $233,070.87
          Initial MEC 7-pay Premium:                   $ 52,901.91

1YT = 1139635











--------------------------------------------------------------------------------
              This illustration is not complete without all pages.
$100,000 Var Estate Design for                      Presented by: John R. Pemble
Version M3 2.2.0                                             03/13/2000 03:15 PM
State of Issue: New York                                             Page 4 of 6

VARIABLE ESTATE DESIGN                                RELIASTAR LIFE OF NEW YORK
A Survivorship Flexible Premium Variable           1000 Woodbury Road, Suite 102
Universal Life Insurance Policy                             Woodbury, NY 11797
________________________________________________________________________________

                      ILLUSTRATION SUMMARY AND DISCLOSURE
                                Variable Account

This page summarizes information from the previous ledger pages and outlines some important policy provisions. Review the information presented below. If acceptable, sign, date, and return this illustration, along with the application for insurance, to ReliaStar Life Insurance Company of New York.

Prepared for:

     Male 55 No Tobacco
2nd Client
     Female 55 No Tobacco

Initial Total Face Amount: $1,000,000
Initial Death Benefit Option: A (Level)          Death Benefit Guarantee (DBG)
Annual Premium: $11,700.00                         to end of year: 27
                                                  Initial Minimum Annual Premium
                                                  for DBG: $11,654.42

This summary is based on the premium outlay in the policy illustration. The cash value and death benefit are shown as of the end of the year.

____________________________________________________________________________________________________________________
                                   GUARANTEED COSTS                             CURRENT COSTS
                              0.00% Gross Annual Return     0.00% Gross Annual Return     12.00% Gross Annual Return
                                (-1.99% Net Yrs 1-10,         (-1.69% Net Yrs 1-10,          (10.31% Net Yrs 1-10,
                                   -1.34% Yrs 11+)               -1.04% Yrs 11+)                10.96% Yrs 11+)
____________________________________________________________________________________________________________________
Year 10
  Cash Surrender Value:                79,174                        88,194                        179,972
  Death Benefit:                    1,000,000                     1,000,000                      1,000,000


Year 20
  Cash Surrender Value:                87,165                       163,277                        740,364
  Death Benefit:                    1,000,000                     1,000,000                      1,000,000


Projected year when
  Death Benefit Ends:                      27                            31                             45
____________________________________________________________________________________________________________________

You may adjust your payment amounts, within limits, to extend or increase the cash value and death benefit.


I understand that:

PURCHASE OF LIFE INSURANCE. I am buying a flexible premium cash value variable life insurance policy issued by ReliaStar Life Insurance Company of New York.

RECEIPT OF PROSPECTUS. I received the current Prospectus describing the terms and operation of the policy and the underlying sub-accounts. I'm keeping the Prospectus for further reference. I understand the policy has some features comparable to and others different from a traditional life insurance policy. I realize this Disclosure Statement highlights some, but not all, of the important aspects of the policy and that I should examine the Prospectus prior to purchasing a policy.

INSURANCE PROTECTION. The policy provides insurance protection until the younger insured's age 100, if the cash surrender value, as explained in the Prospectus, is sufficient to pay the monthly charges. After age 100, the policy stays inforce, but the death benefit reduces to equal the accumulation value.

SUB-ACCOUNT ALLOCATION. I may allocate a net premium (amount remaining after expense deductions) among one or more sub-accounts, each of which invests in one of the available portfolios. Each portfolio has a different investment objective, as described in the current Prospectus. In allocating net premiums to a sub-account, the investment performance of the underlying portfolios I select will impact the policy accumulation value and may impact the death benefit. Thus, the investment risk for those amounts is mine, and no minimum accumulation value in any sub-account(s) is guaranteed. I may also allocate net premiums to a Fixed Account, which the Company guarantees both as to principal and interest at a minimum annual rate of 4.0%.

_______________________________________________________________________________
              This illustration is not complete without all pages.

$1,000,000 Var Estate Design for                   Presented by: John R. Pemble
Version M3 2.2.0                                            03/13/2000 03:15 PM
State of Issue: New York                                            Page 5 of 6

VARIABLE ESTATE DESIGN                                RELIASTAR LIFE OF NEW YORK
A Survivorship Flexible Premium                    1000 Woodbury Road, Suite 102
Variable Universal Life Insurance Policy                      Woodbury, NY 11797
________________________________________________________________________________

SELECTED PORTFOLIO. The sub-accounts I select have varying portfolio operating expenses. Changes to the selected sub-accounts and the allocation percentages will have an impact on the policy cash values. This illustration assumes the average portfolio expense of all underlying portfolios is deducted.

ILLUSTRATIONS. The illustrations in the Prospectus present hypothetical investment results and those presented by the Company's representative will utilize hypothetical and/or historical investment results. Neither hypothetical nor historical investment returns are guaranteed. The values set forth are illustrative only and are not intended to predict actual performance. They are intended to help explain how the policy operates and are not deemed to represent future investment results. Actual investment results may be more or less and depend on a number of factors, as explained in the Prospectus.

CHARGES AND DEDUCTIONS. As described in the Prospectus, there are (a) charges made against each premium payment and (b) monthly deductions against the accumulation value for the cost of insurance, administrative charges, amount charges, and mortality and expense risks assumed by the Company. If I surrender the policy or allow it to lapse during the first 15 years after issue or an increase, a surrender charge will be imposed.

LOANS AND WITHDRAWALS. Policy loans and partial cash withdrawals are available, subject to certain limits and charges as explained in the Prospectus. If, at any time, the amount of the policy loan exceeds the cash surrender value, the grace period goes into effect and we may lapse the policy. Policy loans and partial withdrawals may cause the death benefit guarantee to terminate.

TAX MATTERS. The Company does not provide legal or tax advice in reference to this life insurance policy. I acknowledge that the section in the Prospectus "Federal Tax Matters", is not intended to be a complete description of the tax status of the policy.



------------------------------------------------          ---------------------
Applicant or Policy Owner                                 Date


------------------------------------------------          ---------------------
Applicant or Policy Owner                                 Date


------------------        ----------------------
Date of Prospectus        Prospectus Form Number



------------------------------------------------          ---------------------
John R. Pemble                                            Date









________________________________________________________________________________
              This illustration is not complete without all pages.

$1,000,000 Var Estate Design for                    Presented by: John R. Pemble
Version M3 2.2.0                                             03/13/2000 03:15 PM
State of Issue: New York                                             Page 6 of 6